Exhibit 4.18

SECOND ADDENDUM TO THE LEASE DEED

This addendum dated   1st October 2020 (“Addendum”) to the Lease Deed dated 18th February, 2020 (“Lease Deed”) is made at Gurgaon.

BETWEEN

M/s DLF Cyber City Developers Limited, a company incorporated under the Companies Act, 1956 having its registered office at 10th floor, DLF Gateway Tower,  DLF City Phase – III, Gurgaon, Haryana - 122002, India(hereinafter referred to as ‘THE LESSOR’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, nominees, transferees and assigns) acting through its authorized signatories, Mr. Nishant Banerjee and Mr. Baljeet Singh duly authorized vide board resolution dated 16.07.2020 of the First Part

AND

M/s MakeMyTrip (India) Private Limited, a company incorporated under the Companies Act, 1956 and presently having its registered office in India at B-36, 1st Floor, Pusa Road, New Delhi - 110005 (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) having Permanent Account Number (PAN) AADCM5146R and Tax Deduction and Collection Account Number (TAN) DELM09144C, acting through its authorized signatory, Mr. Ravi Prakash Tyagi duly authorized vide board resolution dated 27.09.2019 of the Second Part.

(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”).

Capitalized words and expressions not defined herein shall have the meaning ascribed to them in the Lease Deed.

WHEREAS:

A.

THE LESSOR and THE LESSEE had entered into a lease deed dated 18th February, 2020 (“Original Lease Deed”) for total super area admeasuring 1,38,293 sq. ft. (12,847.674 sq. mtrs.) comprising of area admeasuring 15,826 sq. ft. (1,470.261 sq.mtrs.), On part of 18th Floor, Tower-A (“Area-1”), 22,170 sq. ft. (2,059.640 sq. mtrs.), On part of 19th Floor, Tower-A (“Area-2”), 8,311 sq.ft. (772.133 sq.mtrs.), On part of 19th Floor, Tower-A (“Area-3”), 11,279 sq. ft. (1047.799 sq. mtrs.), On part of 19th Floor, Tower-A (“Area-4”), 18,370 sq. ft. (1,706.621 sq. mtrs.) on part of 18th Floor, Tower-B (“Area-5”), 50,783 sq. ft. (4,717.870 sq.mtrs.) on part of 19th Floor, Tower-B (“Area-6”) and 11,554 sq. ft. (1,073. 350 sq. mtrs.), On part of 19th Floor, Tower-C (“Area-7”), of DLF Building No.5, DLF Cyber City, Gurgaon-122002 (“Demised Premises”).

B.

THE LESSEE vide letter dated 22nd April, 2020 informed THE LESSOR of its intent to surrender all the areas of the 18th Floor, i.e., 15,826 sq. ft. (1,470.261 sq.mtrs.), On part of 18th Floor, Tower-A (“Area-1”) and 18,370 sq. ft. (1,706.621 sq. mtrs.) on part of 18th Floor, Tower-B (“Area-5”) (Area to be Surrendered) from the Demised Premises. THE LESSOR acceded to the aforesaid request of THE LESSEE for the surrender of “Area to be Surrendered” from the Demised Premises and THE LESSEE shall retain the remaining area i.e. 1,04,097 sq. ft. (9670.792 sq. mtrs.) on 19th Floor, Tower-A, B and C in the Demised Premises.

C.	Upon request of THE LESSEE, THE LESSOR has agreed to carry out certain amendments/ additions/ modification to the Lease Deed to give effect to the understanding which is recorded in this Addendum.

NOW THIS ADDENDUM WITNESSETH AS UNDER:

1.	This Addendum, upon execution, shall form an integral part of the Lease Deed. The contents hereof shall be effective from 22nd October, 2020 and shall be co-terminus with the Lease Deed.

2.

That THE LESSEE shall surrender an area admeasuring 15,826 sq. ft. (1,470.261 sq.mtrs.), and 18,370 sq. ft. (1,706.621 sq. mtrs.) on part of 18th Floor, Tower-A and B from the Demised Premises and shall handover the aforementioned Area to be surrendered in bare shell condition to THE LESSOR on signing of this Addendum.

3.	That it has been agreed between the Parties to cause the following amendments to the Lease Deed in the manner as provided hereunder: -

3.1

That pursuant to surrender of Area to be Surrendered, the term “Demised Premises” wherever mentioned in the Lease Deed shall be deemed as super area admeasuring 1,04,097 sq. ft. (9670.792 sq. mtrs.) on 19th Floor, Tower-A, B and C, DLF building No.5, DLF Cyber City, Gurgaon-122002.”

3.2	That the Annexure C-I of the Lease Deed stands deleted and substituted by annexure annexed herewith as Annexure-A.

3.3	That Annexure T-I of the Lease Deed stands deleted and substituted by another annexure, annexed herewith as Annexure-B.

3.4	That Annexure T-II of the Lease Deed stands deleted and substituted by another annexure, annexed herewith as Annexure-C.

3.5	That Annexure T-III of the Lease Deed stands deleted and substituted by another annexure, annexed herewith as Annexure- D.

4.	That consequent to the surrender of the Area to be Surrendered in ‘as good condition as it was, in at the time when THE LESSEE was handed over Demised Premises for interior fit-out works,

together with THE LESSOR’s fixtures and fittings installed therein, if any (reasonable wear and tear expected)’ condition by THE LESSEE in the manner as provided in the Lease Deed.

5.

The proportionate Security Deposit will be refunded by THE LESSOR to THE LESSEE after execution of this Addendum (post reconciliation of outstanding dues, if any) in accordance with terms of Lease Deed.

6.

All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Addendum, shall be borne and paid by The LESSEE who shall be responsible for compliance of the provisions of the Indian Stamp Act, 1899 as well as applicable local laws of India.

7.

The Parties hereby confirm and acknowledge that, save and except for the changes referred to hereinabove, all other terms and conditions of the Lease Deed shall continue to be in full force and effect and remain the same and binding on both THE LESSOR and THE LESSEE in all respects.

8.	This Addendum along with Annexures thereto shall be a part and parcel of the Lease Deed and shall be binding on the Parties.

IN WITNESS WHEREOF the Parties hereto have set their hands to this Addendum at Gurgaon on the 1st day of October 2020.

THE LESSOR:

SIGNED AND DELIVERED on behalf of the above named M/s DLF Cyber City Developers Limited acting through Mr. Nishant Banerjee and Mr. Baljeet Singh, its authorized signatories:

For and on behalf of

DLF Cyber City Developers Limited

/s/ Nishant Banerjee   /s/ Baljeet Singh

(Nishant Banerjee) & (Baljeet Singh)

AUTHORIZED SIGNATORIES

THE LESSEE:

SIGNED AND DELIVERED on behalf of the above named M/s MakeMyTrip (India) Private Limited acting through Mr. Ravi Prakash Tyagi, its authorized signatory:

For and on behalf of

MakeMyTrip (India) Private Limited

/s/ Ravi Prakash Tyagi

(Ravi Prakash Tyagi)

AUTHORIZED SIGNATORY

[ALL OMITTED EXCEPT A]

ANNEXURE – A

COMMERCIAL TERMS & CONDITIONS FORMING INTEGRAL PART OF LEASE

S.NO.	ITEM	DESCRIPTION
1.	Demised Premises

Approx. 1,04,097 sq. ft. (9670.792 Sq. mtrs ) on 19th floor in Said Building  comprising of:

•Approx. 41,760 sq. ft. (3,879.572 sq. mtrs.) on 19th Floor, Tower A DLF Cyber City, Gurgaon.

•Approx. 50,783 sq. ft. (4,717.870 sq. mtrs.) on 19th Floor, Tower B DLF Cyber City, Gurgaon.

•Approx. 11,554 sq ft. (1,073.350 sq. mtrs.) on 19th Floor Tower C DLF Cyber City, Gurgaon.

2.	Gross Leasable Area of Demised Premises	1,04,097 square feet (9670.792 square meters approximately).
10.	Monthly Rent

Rs. 1,17,31,731.90/- (Rupees One Crore Seventeen Lakhs Thirty One Thousand Seven Hundred Thirty One and Paise Ninety Only) calculated at the rate of Rs. 112.70/- per square foot per month/ Rs. 1,213.10/-per square meter per month (Rupees One Hundred Twelve and Paise Seventy Only per square foot per month/Rupees One Thousand Two Hundred Thirteen and Paise Ten Only per square meter per month) of Gross Leasable Area of Demised Premises.

Provided, THE LESSOR shall provide THE LESSEE a rent free period of One (01) month at the end of every year during the Lease Term and Lease Renewal Term(s), if any.

However, upon earlier termination of the Lease Deed during the Lease Term or Lease Renewal Term, if any, a rent free period shall be provided proportionate to the number of months, the Demised Premises is occupied by THE LESSEE during that year in which such termination takes place.

11.	Car Parking Charges Additional Car Parking Charges

Rs. NIL/- (Rupees NIL only for 104 (One hundred and Four) car parking space(s) at Rs. NIL/- per car parking space per month.(Rupees NIL only) per car parking space per month i.e. One (01) car parking space per 1,000 sq. ft. of Gross Leasable Area of Demised Premises shall be provided free of cost.

Additional Car Parking Space(s) on surface: Rs. 5,17,500/- (Rupees Five Lacs Seventeen Thousand and Five Hundred Only) for 150 additional car parking space(s) at the rate of Rs. 3,450/- (Rupees Three Thousand Four Hundred and Fifty Only) per car park per month shall be provided separately through Leave & License Agreement for a period of 11 months which shall be renewed as per the terms and conditions stipulated in the Leave & License Agreement.

Additional Car Parking Space(s) on surface: Rs. 3,68,000/- (Rupees Three Lacs Sixty Eight Thousand Only) for 80 additional car parking space(s) at the rate of Rs. 4,600/- (Rupees Four Thousand Six Hundred Only) shall be provided separately through Leave & License Agreement for a period of 11 months which shall be renewed as per the terms and conditions stipulated in the Leave & License Agreement.

S.NO.	ITEM	DESCRIPTION
14.	Interest Free Refundable Security Deposit (IFRSD)

Rs. 17,23,39,141.61/- (Rupees Seventeen Crores Twenty Three Lacs Thirty Nine Thousand One Hundred Forty One and Paise Sixty One Only) calculated at the rate of Rs. 112.70/- per square foot per month /Rs. 1213.10/- per square meter  per month (Rupees One Hundred Twelve and Paise Seventy only per square foot per month / Rupees  One Thousand Two Hundred Thirteen and Paise Ten Only per square meter per month) of Gross Leasable Area of Demised Premises in the following manner:

IFRSD Amount already paid under Earlier Lease: Rs. 22, 89,52,773.96/- (Rupees Twenty Two Crore Eighty Nine Lakh Fifty Two Thousand Seven Hundred Seventy Three and Paisa Ninety Six Only).

IFRSD shall always be equivalent to 14.69 months’ corresponding Monthly Rent of Demised Premises as prevailing at any point of time during Lease Term.  Further, upon escalation in Monthly Rent as mentioned at serial number 13 hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

16.	Interest Free Refundable Maintenance Security Deposit(IFRMSD)

Rs. 1,35,84,658.50/- (Rupees One crore Thirty Five Lakhs Eighty Four Thousand Six Hundred Fifty Eight and Paise Fifty only) calculated at the rate of estimated Maintenance Charges of Rs. 21.75/- per square foot per month/ Rs. 234.12/- per square meter per month (Rupees Twenty One and Paise Seventy Five only per square foot per month/Rupees Two Hundred Thirty Four and Paise Twelve only per square meter per month) of Gross Leasable Area of Demised Premises for Six (06) months’ in the following manner:

1.Already paid under Earlier Lease: Rs. 1,80,47,237/- (Rupees  One crore Eighty Lakhs Forty Seven Thousand Two Hundred and Thirty Seven  only).

2.Payment of the differential amount as computed based on Six (06) months’ Maintenance Charges as prevailing at 37th month from Lease Commencement Date, as the case may be, shall be made by THE LESSEE by the 1st day of the respective month.

S.NO.	ITEM	DESCRIPTION
17.	Interest Free Refundable Utilities Security Deposit (IFRUSD)

An aggregate of the following:

a) Rs. NIL/- (Rupees NIL only) @ Rs. NIL/- per KVA for power load of 625 KVA calculated as 0.006 KVA per square foot of Demised Premises (Already paid under Earlier Lease);

b) Rs.~~__________________________________~~/-(Rupees ~~___________________________________________________________~~ only) per KVA for additional power load of ~~_____________~~ KVA (as and when applicable); including:-

•Non-refundable charge for additional power load: Rs. 10,000/- (Rupees Ten Thousand only) per KVA.

•Refundable deposit for additional load: Rs. 4,000/- (Rupees Four Thousand only) per KVA.

•Infrastructure cost at cost + 20%;

c) Rs.~~__________________________________~~/- (Rupees ~~________________________________________________________________________~~ only) towards one time non-refundable cost of meters/ monthly meter hire charges (as applicable) for power/ power back-up; and

d) Rs.~~________________________________~~/- (Rupees ~~__________________________________________________________________________~~ only) towards one time non-refundable cost of meter(s)/ monthly meter hire charges (as applicable) for air handling unit (“AHU”) electrical usage.

S.NO.	ITEM	DESCRIPTION
18.	Power Load	0.006 KVA per square foot aggregating to 625 KVA. Additional load:-~~_______________________________~~ KVA (if required by THE LESSEE).

THE LESSOR: s/ Nishant Banerjee /s/ Baljeet Singh (Nishant Banerjee) & (Baljeet Singh) AUTHORIZED SIGNATORIES	THE LESSEE: /s/ Ravi Prakash Tyagi (Ravi Prakash Tyagi) AUTHORIZED SIGNATORY